Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for an aggregate 8,946,000 shares of Common Stock, $.01 par value, pertaining to the Ticketmaster 1999 Stock Plan, the Ticketmaster Online-Citysearch, Inc. 1998 Stock Plan, the Ticketmaster Online-Citysearch, Inc. 1996 Stock Option Plan, and the Ticketweb Inc. 2000 Stock Plan, of our report dated January 29, 2002, except for Note 21 as to which the date is July 23, 2002, with respect to the consolidated financial statements and financial statement schedule of USA Interactive included in its Annual Report (Form 10-K/A) for the year ended December 31, 2001, as amended by Amendments No. 1 and 2, filed with the Securities and Exchange Commission.



                                              /s/ Ernst & Young LLP


New York, New York
January 22, 2003